Exhibit (a)(1).1

TEXAS INDUSTRIES, INC.

Amended Offer to Exchange

Offer to Exchange Common Stock for any and all

Outstanding 5.5% Shared Preference Redeemable Securities Issued by

TXI Capital Trust I (Liquidation Amount of $50 per Trust Security)

and Fully and Unconditionally Guaranteed by Texas Industries, Inc.

(CUSIP No. 873119200)

THE OFFER WILL EXPIRE ON MAY 9, 2006, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, OR AT SUCH OTHER TIME TO WHICH THIS DATE IS EXTENDED OR THE OFFER IS TERMINATED BY TEXAS INDUSTRIES, INC. AND TXI CAPITAL TRUST I (THE “EXPIRATION DATE”).

THIS AMENDED OFFERING CIRCULAR DOES NOT AMEND OR ALTER THE EXPIRATION DATE OR THE EXCHANGE AMOUNT. TXI AND THE TRUST HAVE WITHDRAWN THE CONSENT SOLICITATION.

Texas Industries, Inc., a Delaware corporation (“TXI”) and the parent corporation of TXI Capital Trust I (the “Trust”), hereby offers to exchange (we refer to such offer as the “offer” or “exchange offer”) its common stock, par value $1.00 (the “Common Stock”), for any and all of the 5.5% Shared Preference Redeemable Securities issued by the Trust (Liquidation Amount (as defined below) of $50 per Trust Security) (the “Trust Securities”) outstanding on the terms and subject to the conditions set forth in this exchange offer (as it may be supplemented or amended) and in the accompanying letter of transmittal (the “Letter of Transmittal”).

The number of shares of Common Stock to be exchanged per Trust Security tendered (the “Exchange Amount”) will be fixed after 5:00 p.m., New York City time, on May 5, 2006 (the “Pricing Date”), on the basis of the applicable pricing formula set forth herein, and announced prior to the opening of trading on May 8, 2006. Each holder of Trust Securities validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date shall receive the Exchange Amount.

The delivery date for the Common Stock will be the date promptly following the Expiration Date on which TXI accepts Trust Securities for exchange pursuant to the exchange offer. TXI expects the settlement date to be the fourth business day immediately following the Expiration Date.

If this offer is withdrawn or otherwise not completed, the Trust and TXI will return the Trust Securities that have been tendered for exchange to you, without expense to you.

The Common Stock is quoted on the New York Stock Exchange (the “NYSE”) under the symbol “TXI.” The closing price per share of the Common Stock on April 7, 2006 was $59.60. The Trust Securities are quoted on the NYSE under the symbol “TXI PrS.” The closing price per Trust Security on April 7, 2006 was $58.88.

See “ Risk Factors” beginning on page 20 for a discussion of certain factors that you should consider in connection with this offer. You can also find additional information regarding TXI’s business, results of operations and financial condition in the annual, quarterly and current reports that TXI files with the Securities and Exchange Commission (the “SEC”). See “Incorporation of Documents by Reference” beginning on page 41.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE.

The information agent for the offer is D.F. King & Co., Inc. (the “Information Agent”). Any questions regarding the terms of the exchange offer and requests for additional copies of exchange offer materials should be directed to the Information Agent at the address and telephone number set forth on the back cover page of this offering circular.

The exchange agent for the offer is J.P. Morgan Trust Company, National Association (the “Exchange Agent”).

The date of this amended offering circular is May 1, 2006.

TABLE OF CONTENTS

SUMMARY OF THE OFFER	1
SUMMARY OF ADDITIONAL TERMS	4
MARKET PRICE INFORMATION	9
TEXAS INDUSTRIES, INC.	10
TXI CAPITAL TRUST I	10
CAPITALIZATION	11
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA	12
SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA	14
RATIO OF EARNINGS TO FIXED CHARGES	18
FORWARD-LOOKING STATEMENTS	19
RISK FACTORS	20
USE OF PROCEEDS	22
THE OFFER	23
DESCRIPTION OF CAPITAL STOCK	32
COMPARISON OF RIGHTS	33
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	35
CERTAIN SECURITIES LAWS CONSIDERATIONS	39
INTERESTS OF DIRECTORS AND OFFICERS	40
INFORMATION AGENT	40
EXCHANGE AGENT	40
WHERE YOU CAN FIND MORE INFORMATION	41
INCORPORATION OF DOCUMENTS BY REFERENCE	41
MISCELLANEOUS	42

This offering circular summarizes various documents and other information, copies of which will be made available to you upon request, as indicated under the section titled “Where You Can Find More Information.” The summaries are qualified in their entirety by reference to the documents and information to which they relate. In making a decision whether to participate in the offer, holders of Trust Securities must rely on their own independent examination of the terms and conditions of the offer, including the merits and risks involved. The information contained in this offering circular is current only as of the date hereof, and neither the delivery of this offering circular nor the consummation of the offer shall create any implication that the information contained herein is accurate or complete as of any date other than the date hereof. The contents of this offering circular are not to be construed as legal, business or tax advice. Holders of Trust Securities should consult their own attorney, business advisor and tax advisor for legal, business or tax advice with respect to the offer and an investment in the Common Stock.

THIS OFFERING CIRCULAR AND THE ACCOMPANYING LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE YOU MAKE ANY DECISION WHETHER TO PARTICIPATE IN THE OFFER.

Unless the context otherwise requires, references in this offering circular to “TXI,” “we,” “us” or “our” refer to Texas Industries, Inc. and its consolidated subsidiaries.

We have made no arrangements for and have no understanding with any dealer, salesperson or other person regarding the solicitation of tenders in connection with the exchange offer, and no person has been authorized to give any information or to make any representation not contained in this offering circular, and if given or made, any such information must not be relied upon as having been authorized by us or by any other person. Neither the delivery of this offering circular nor any exchange made in connection with the exchange offer will, under any circumstances, create any implication that there has been no change in our business since the date as of which information is given or incorporated by reference in this offering circular.

No brokerage commissions are payable by tendering holders of the Trust Securities to us, the Information Agent or the Exchange Agent. Holders who tender their Trust Securities through a custodian broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether it charges any service fees.

None of us, our board of directors, our executive officers, the Information Agent or the Exchange Agent makes any recommendation to holders of the Trust Securities as to whether to exchange or refrain from exchanging their Trust Securities. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether or when to exchange any or all of your Trust Securities pursuant to the exchange offer.

The exchange offer is not being made to, nor will we accept tenders of Trust Securities from, holders in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

SUMMARY OF THE OFFER

This summary contains basic information that you should consider when determining whether to participate in the offer. This summary is not complete and does not contain all of the information that you should consider when making a decision to participate in the offer. You should carefully read this entire offering circular, including the section titled “Risk Factors” and the information incorporated by reference herein, before making a decision to participate in the offer.

Offerors	Texas Industries, Inc. and TXI Capital Trust I.

Securities Subject to the Offer	TXI Capital Trust I’s 5.5% Shared Preference Redeemable Securities.

The Offer

We are offering to exchange a number of shares of our Common Stock equal to the Exchange Amount for each validly tendered and accepted Trust Security upon the terms and subject to the conditions set forth in this exchange offer and in the related Letter of Transmittal.

Any Trust Securities not exchanged will remain outstanding. The Trust Securities validly tendered and accepted for exchange in the exchange offer will be retired and cancelled.

Exchange Amount

The Exchange Amount will be calculated after 5:00 p.m., New York City time, on May 5, 2006 (Pricing Date), as the sum of:

•      0.97468 shares of Common Stock; plus

•      $0.83 divided by the Weighted Average Price.

The Exchange Amount will be rounded to the nearest fifth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our Common Stock, beginning on April 24, 2006 and ending on the Pricing Date.

Resale of Common Stock Received in the Exchange Offer	The issuance of Common Stock upon exchange of the Trust Securities is exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). As a result, we expect that all of our Common Stock issued in the exchange offer will, in general, be freely tradable under U.S. securities laws. You should consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

Fractional Shares	TXI will not issue fractional shares upon exchange of Trust Securities. In lieu of issuing fractional shares of Common Stock, TXI will pay to holders of Trust Securities exchanged in the offer who otherwise would have been entitled to a fractional share of Common Stock, an amount in cash equal to the product of the fraction and the average of the closing prices of the Common Stock, as reported by the NYSE, for the five trading days ending on the last trading day before the Expiration Date.

Expiration Date	The offer will expire at 12:00 midnight, New York City time, on May 9, 2006, or at such other time if this date is extended or terminated by the Trust and TXI. The term “Expiration Date” means such time and date or, if the exchange offer is extended, the latest time and date to which the exchange offer is so extended.

Certain Consequences to Non-Tendering Holders

Trust Securities not tendered in the offer will remain outstanding after the consummation of the offer. If a sufficiently large number of Trust Securities do not remain outstanding after the consummation of the offer, the trading market for the remaining outstanding Trust Securities may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Trust Securities.

Also, TXI’s 5.5% Convertible Subordinated Debentures (the “Convertible Subordinated Debentures”) are redeemable by TXI (in whole or in part) at any time. If the Convertible Subordinated Debentures are redeemed, the Trust must redeem Trust Securities having an aggregate Liquidation Amount equal to the aggregate principal amount of the Convertible Subordinated Debentures so redeemed. If market conditions for our Common Stock remain favorable, we currently intend to redeem Trust Securities that are not tendered in the Exchange Offer in tranches as soon as practicable after the expiration of the Exchange Offer.

Conditions to the Offer

The offer is conditioned upon:

•      the absence of any determination that the offer violates any law or interpretation of the SEC staff;

•      the absence of any proceeding that could materially impair the Trust’s or TXI’s ability to complete the offer;

•      the absence of any material adverse development in any legal proceeding involving the Trust or TXI or any of TXI’s subsidiaries;

•      the absence of any material adverse change in the trading price of the Common Stock in any major securities or financial market, or in the United States trading markets generally; and

•      the absence of any material adverse change or any development involving a prospective material adverse change in TXI’s business, financial condition or operations.

TXI and the Trust may waive any of these conditions except the absence of any determination that the offer violates any law or interpretation of the SEC staff.

Procedures For Tendering Trust Securities	See “The Offer - Procedures for Tendering Trust Securities.” For further information, contact the Information Agent at its telephone number and address set forth on the back cover page of this offering circular or consult your broker, dealer, commercial bank, trust company or custodian for assistance.

Withdrawal of Tenders	You may withdraw previously tendered Trust Securities at any time prior to the Expiration Date. To withdraw previously tendered Trust Securities, you are required to deliver a written notice of withdrawal to the Exchange Agent, with all the information required by the notice of withdrawal, no later than 12:00 midnight, New York City time, on the Expiration Date.

Risk Factors	In deciding whether to participate in the offer, you should consider carefully the discussion of risks, uncertainties and factors set forth in the section titled “Risk Factors” included elsewhere in this offering circular.

Reasons for the Offer	TXI believes that it is in its best interest, and in the collective best interest of its stockholders and holders of the Trust Securities, that the Trust Securities be exchanged for Common Stock at this time. TXI believes that the completion of the offer will, among other things, enhance TXI’s financial position, results of operations and cash flow by reducing the amount of long term indebtedness, increasing the amount of equity outstanding and reducing cash interest expense, thus giving TXI more flexibility to support its growth plans.

U.S. Federal Income Tax Consequences of Participating in the Offer	For United States federal income tax purposes, a holder who tenders Trust Securities should recognize no gain or loss on receipt of the Common Stock, except to the extent of accrued but unpaid interest for tax purposes. You should consult your tax advisor regarding the tax consequences of the offer. For a more detailed discussion of the federal income tax consequences of the offer, see “Material United States Federal Income Tax Consequences.”

No Brokerage Commission	No brokerage commission will be payable by tendering holders to us, the Information Agent or the Exchange Agent.

Information Agent	D.F. King & Co., Inc. is the Information Agent for the offer.

Exchange Agent	J.P. Morgan Trust Company, National Association, is the Exchange Agent for the offer.

SUMMARY OF ADDITIONAL TERMS

WHY IS TXI MAKING THE EXCHANGE OFFER?

TXI believes that it is in its best interest, and in the collective best interest of its stockholders and holders of the Trust Securities, that the Trust Securities be exchanged for Common Stock at this time. TXI believes that the completion of the offer will, among other things, enhance TXI’s financial position, results of operations and cash flow by reducing the amount of long term indebtedness, increasing the amount of equity outstanding and reducing cash interest expense, thus giving TXI more financial flexibility to support its growth plans.

WHO IS MAKING THE OFFER?

The Trust, as issuer of the Trust Securities, and TXI are making the offer. TXI is one of the largest suppliers of heavy building materials, including cement, aggregates and ready-mix concrete, in the United States. Based on production capacity, TXI is the largest producer of cement in Texas with a 30% share in that state and the fourth largest producer in southern California. TXI is also a major supplier of aggregates, ready-mix concrete and other concrete construction products in Texas and Louisiana and, to a lesser extent, in Oklahoma, Arkansas and Colorado. The Trust is a wholly-owned subsidiary of TXI.

TXI’s headquarters are located at 1341 West Mockingbird Lane, Suite 700W, Dallas, Texas 75247-6913, and TXI’s telephone number at that address is (972) 647-6700. The Common Stock is listed on the NYSE under the symbol “TXI.” The Trust Securities are listed on the NYSE under the symbol “TXI PrS.” For additional information concerning TXI and the Trust, see the section of this offering circular titled “Where You Can find More Information.”

WHAT SECURITIES ARE THE SUBJECT OF THE OFFER?

TXI and the Trust are seeking the exchange of all of the outstanding Trust Securities. Each Trust Security has a Liquidation Amount of $50, subject to certain adjustments. As of the date of this offering circular, there are 3,998,744 Trust Securities outstanding with an aggregate Liquidation Amount of $199,937,200.

The Trust is the sole holder of $199,937,200 aggregate principal amount of TXI’s Convertible Subordinated Debentures purchased with the proceeds from the sale of the outstanding Trust Securities. TXI has the option to redeem the Convertible Subordinated Debentures in whole or in part at any time. The proceeds from any optional redemption would be applied by the institutional trustee under the indenture governing the Convertible Subordinated Debentures to redeem Trust Securities having an aggregate Liquidation Amount equal to the aggregate principal amount of the Convertible Subordinated Debentures redeemed by TXI. The Trust Securities entitle the holders to annual cumulative cash distributions on a corresponding principal amount of Convertible Subordinated Debentures.

On the Expiration Date, Holders who exchange Trust Securities for Common Stock will be treated for all purposes as the record holder or holders of the Common Stock on the Expiration Date. Thereafter, TXI will promptly deliver the Common Stock to the Exchange Agent for distribution.

WHAT WILL I RECEIVE IN THE EXCHANGE OFFER IF I TENDER MY TRUST SECURITIES AND THEY ARE ACCEPTED?

For Trust Securities that we accept in the exchange offer, you will receive a number of shares of Common Stock equal to the Exchange Amount upon the terms and subject to the conditions set forth in this offering circular and the related Letter of Transmittal. The Exchange Amount will be calculated after 5:00 p.m., New York City time, on May 5, 2006 (the “Pricing Date”), as the sum of:

•	0.97468 shares of Common Stock; plus

•	$0.83 divided by the Weighted Average Price.

The Exchange Amount will be rounded to the nearest fifth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our Common Stock, beginning on April 24, 2006 and ending on the Pricing Date. The dollar volume-weighted average shall equal the dollar volume-weighted average price for our Common Stock on the NYSE during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the NYSE) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the NYSE), as reported by Bloomberg Financial Services through its “Volume at Price” functions. The Weighted Average Price will be rounded to the nearest whole cent.

WHEN WILL I KNOW THE EXCHANGE AMOUNT FOR THE EXCHANGE OFFER?

We will calculate the Exchange Amount on the Pricing Date and will announce the Exchange Amount prior to 9:00 a.m., New York City time, on the next business day, May 8, 2006 (the “Announcement Date”). You can also obtain relevant information with respect to the Exchange Amount on a daily basis during the offer period as well as the final Exchange Amount, after their determination on the Pricing Date, by calling the Information Agent at its respective toll-free number provided on the back cover of this prospectus. See “The Offer - Exchange Amount.”

WILL I HAVE AN OPPORTUNITY TO TENDER MY TRUST SECURITIES IN THE EXCHANGE OFFER, OR WITHDRAW PREVIOUSLY TENDERED TRUST SECURITIES AFTER THE DETERMINATION OF THE EXCHANGE AMOUNT?

Yes. Since the Exchange Amount can be calculated and will be announced by us prior to 9:00 a.m., New York City time, on May 8, 2006 and the exchange offer will not expire earlier than 12:00 midnight, New York City time, on May 9, 2006, you will have a minimum of two trading days after the Announcement Date to tender your Trust Securities in the exchange offer or to withdraw your previously tendered Trust Securities. See “The Offer - Exchange Amount” and “The Offer—Withdrawals of Tenders.”

HOW WILL THE OFFER AFFECT TXI’S CURRENTLY OUTSTANDING COMMON STOCK?

TXI had 23,135,179 shares of Common Stock outstanding as of March 27, 2006. All such shares will remain outstanding following the consummation of the offer.

WILL THE COMMON STOCK I RECEIVE UPON EXCHANGE OF THE TRUST SECURITIES BE FREELY TRADEABLE?

The issuance of Common Stock upon exchange of the Trust Securities is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. As a result, we expect that all of our Common Stock issued in the exchange offer will, in general, be freely tradable under U.S. securities laws. You should consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. For further information, see the section of this offering circular titled “Certain Securities Laws Considerations.”

WHAT WILL HAPPEN TO MY TRUST SECURITIES IF I DO NOT PARTICIPATE IN THE OFFER?

Non-tendering holders will continue to own their Trust Securities. Holders that convert Trust Securities into Common Stock after the Expiration Date will not receive the Exchange Amount upon the conversion of such Trust Securities, but instead will receive 0.97468 shares of Common Stock per Trust Security (subject to adjustment as provided in the Trust Agreement).

Non-tendering holders should consider that TXI has the option to redeem any or all of the Convertible Subordinated Debentures at any time. The proceeds from this optional redemption would be applied by the institutional trustee to redeem Trust Securities having an aggregate Liquidation Amount equal to the aggregate principal amount of the Convertible Subordinated Debentures to be redeemed by TXI.

ARE THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TXI RELEVANT TO MY DECISION TO TENDER AND EXCHANGE MY TRUST SECURITIES IN THE OFFER?

Yes. The price of the Common Stock and the Trust Securities are closely linked to TXI’s financial condition and results of operations.

HOW WILL FLUCTUATION IN THE TRADING PRICE OF TXI’S COMMON STOCK AFFECT THE CONSIDERATION OFFERED TO HOLDERS OF TRUST SECURITIES.

We are offering to exchange a number of shares of our Common Stock per Trust Security equal to 0.97468, plus a number of shares of Common Stock with a value equivalent to $0.83 based on the Weighted Average Price. If the market price of our Common Stock declines, the value of the fixed portion of the shares of Common Stock you will receive in exchange for your Trust Security will decline; however, the number of shares equivalent to the value of $0.83 will increase and you will therefore receive a greater number of shares in total. The trading value of our Common Stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally.

ARE ANY TRUST SECURITIES HELD BY TXI’S DIRECTORS OR OFFICERS?

We understand that Mel G. Brekhus, our President and Chief Executive Officer, William J. Durbin, our Vice President of Human Resources, James B. Rogers, our Vice President of Consumer Products, and Kenneth R. Allen, our Vice President and Treasurer and an Administrative Trustee of the Trust, own Trust Securities. Except for Messrs. Brekhus, Durbin, Rogers and Allen, none of TXI’s directors or executive officers holds Trust Securities.

WHAT WILL TXI DO WITH THE TRUST SECURITIES THAT ARE TENDERED IN THE EXCHANGE OFFER?

The Trust Securities accepted for exchange by us in the exchange offer will be retired and cancelled.

IS TXI’S BOARD OF DIRECTORS RECOMMENDING THAT I EXCHANGE MY TRUST SECURITIES?

While TXI’s board of directors believes that the offer is in the best interest of TXI, its stockholders and holders of the Trust Securities, holders of Trust Securities will need to make an independent investment decision as to whether or not they wish to tender their Trust Securities in the offer. For further information, see the section of this offering circular titled “The Offer.”

DOES TXI HAVE THE AUTHORITY TO ISSUE THE COMMON STOCK UPON EXCHANGE OF THE TRUST SECURITIES?

Yes. The Common Stock that TXI will issue upon exchange of the Trust Securities consists of authorized shares of Common Stock which it may issue without stockholder approval. The issuance of Common Stock upon exchange of the Trust Securities is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. As a result, neither TXI nor the Trust is required to have an effective registration statement on file with the SEC to register the issuance of the Common Stock upon exchange of the Trust Securities. Provided that the conditions described under the section of this offering circular titled “The Offer” have been satisfied, and unless the offer has been terminated, on the Expiration Date, the Exchange Agent will thereafter distribute the Common Stock to tendering holders in satisfaction of the shares of Common Stock such holders are entitled to receive upon exchange of their Trust Securities. Holders who receive the Common Stock issuable upon exchange of the Trust Securities will be treated for all purposes as the record holder or holders of the Common Stock on the Expiration Date. Thereafter, TXI will promptly deliver the Common Stock to the Exchange Agent for distribution. For more information regarding the timing of the issuance of Common Stock in the offer, see the section of this offering circular titled “The Offer.”

WILL THE TRUST OR TXI RECEIVE ANY CASH PROCEEDS FROM THE OFFER?

No. Neither the Trust nor TXI will receive any cash proceeds from the exchange of the Trust Securities nor from the consummation of the offer.

UNDER WHAT CIRCUMSTANCES MAY THE TRUST AND TXI EXTEND OR TERMINATE THE OFFER?

The Trust and TXI may extend the offer, and they reserve the right to do so. During any extension of the offer, the Trust Securities that were previously tendered for exchange and not withdrawn will remain subject to the offer.

In addition, the Trust and TXI expressly reserve the right to terminate the offer and not pay the Exchange Amount if any of the events described in the section of this offering circular titled “The Offer - Conditions to the Offer” occur. For more information regarding the right to extend or terminate the offer, see the section of this offering circular titled “The Offer - Conditions to the Offer.”

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED, AMENDED OR TERMINATED?

If the Trust and TXI extend, amend or terminate the offer, the Trust and TXI will issue a press release or another form of public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the offer. For more information regarding notification of extensions, amendments or terminations of the offer, see the section of this offering circular titled “The Offer.”

MAY I TENDER ONLY A PORTION OF THE TRUST SECURITIES THAT I HOLD?

Yes. Generally, you do not have to tender all of your Trust Securities to participate in the offer. However, a holder of Trust Securities may not tender and exchange Trust Securities with an aggregate Liquidation Amount of less than $50 unless such Trust Securities represent all of such holder’s Trust Securities.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER AND EXCHANGE MY TRUST SECURITIES?

If your Trust Securities are held through a broker or other nominee who tenders the Trust Securities on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

WHEN WILL I RECEIVE THE COMMON STOCK ISSUED UPON EXCHANGE OF MY TRUST SECURITIES?

Subject to the satisfaction or waiver of all conditions to the offer, and assuming the Trust and TXI have not elected to terminate or amend the offer, the Trust and TXI will exchange Trust Securities that are properly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. Common Stock will be delivered in exchange for properly tendered Trust Securities promptly after consummation of the offer. For more information regarding the obligation to issue Common Stock for tendered Trust Securities, see the sections of this offering circular titled “The Offer - Procedures for Tendering Trust Securities” and “The Offer - Acceptance of Trust Securities for Exchange and Payment; Delivery of Common Stock and Exchange Amount.”

WHAT WILL HAPPEN IF MY TRUST SECURITIES ARE NOT ACCEPTED FOR EXCHANGE IN THE OFFER?

If the Trust or TXI decide for any reason not to accept any Trust Securities, the Trust and TXI will arrange for the Exchange Agent to return the Trust Securities to the tendering holder, at TXI’s expense, promptly after the expiration or termination of the offer. The Depository Trust Company (“DTC”) will credit any withdrawn or unaccepted Trust Securities to the tendering holder’s account at DTC. For more information, see the section of this offering circular titled “The Offer.”

WILL HOLDERS OF THE TRUST SECURITIES HAVE APPRAISAL OR DISSENTERS’ RIGHTS IN CONNECTION WITH THE OFFER?

No. Appraisal or dissenters’ rights are not available. You should read this offering circular for information regarding the rights that are available to you.

IS THERE ANY GOVERNMENT OR REGULATORY APPROVALS REQUIRED FOR THE CONSUMMATION OF THE OFFER?

Neither the Trust nor TXI is aware of any governmental, federal or state regulatory approvals required for the consummation of the offer, other than their obligation to file a Schedule TO with the SEC, and otherwise comply with applicable securities laws.

WHO CAN I ASK QUESTIONS ABOUT THE OFFER?

If you have questions regarding the information in this offering circular or the offer, please contact the Information Agent, D.F. King & Co., Inc., at the telephone number or address listed below. If you have questions regarding the procedures for tendering your Trust Securities for exchange or require assistance in tendering your Trust Securities, please contact the Exchange Agent, J.P. Morgan Trust Company, National Association, at the telephone number, facsimile number or address listed below. If you would like additional copies of this offering circular or the documents incorporated by reference herein, please contact the Information Agent at the telephone number or address listed below.

Exchange Agent:

J.P. Morgan Trust Company, National Association

Institutional Trust Services

2001 Bryan Street, 9th Floor

Dallas, Texas 75201

Attention: Exchanges

By Facsimile: (Eligible Institutions Only) (214) 468-6494

Toll free: (800) 275-2048

Information Agent: D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers call: (212) 269-5550 (collect) Toll free: (800) 431-9633

MARKET PRICE INFORMATION

The following table sets forth the inter-day high and low sales prices of our Trust Securities and Common Stock for each quarter of the last two calendar years and the first through second (through April 7) quarters of calendar 2006, as reported on the NYSE.

	Trust Securities		Common Stock (1)
	High	Low	High	Low
	(in $)
2004
First Quarter	45.15	42.55	27.85	22.80
Second Quarter	46.30	43.08	30.81	23.33
Third Quarter	49.19	45.95	38.93	29.03
Fourth Quarter	51.75	47.00	47.77	35.38
2005
First Quarter	52.15	47.20	50.91	39.82
Second Quarter	49.18	42.75	43.49	31.78
Third Quarter	61.50	47.60	62.24	42.02
Fourth Quarter	57.30	50.17	56.76	47.10
2006
First Quarter	64.00	51.30	66.07	49.59
Second Quarter	60.00	58.00	61.20	58.04

(1)	As adjusted for the spin-off of Chaparral Steel Company on July 29, 2005.

TEXAS INDUSTRIES, INC.

We are one of the largest suppliers of heavy building materials, including cement, aggregates and ready-mix concrete, in the United States. Based on production capacity, we are the largest producer of cement in Texas with a 30% share in that state and the fourth largest producer in southern California. We are also a major supplier of aggregates, ready-mix concrete and other concrete construction products in Texas and Louisiana and, to a lesser extent, in Oklahoma, Arkansas and Colorado. As of May 31, 2005, we operated 93 manufacturing facilities in six states. For the year ended May 31, 2005, our CAC business had net sales of $834.8 million, of which 41% was generated by cement, 12% by aggregates, 27% by ready-mix concrete products, and 20% by other products and delivery fees.

Our cement production and distribution facilities are concentrated primarily in Texas and California, the two largest cement markets in the United States. For the year ended May 31, 2005, we shipped 5.4 million tons of finished cement, 23.6 million tons of aggregates and 3.7 million cubic yards of ready-mix concrete. Our revenue is derived from multiple end-use markets, including the public works, residential, commercial, retail, industrial and institutional construction sectors as well as the energy industry. Our diversified mix of products provides access to this broad range of end-user markets and mitigates the exposure to cyclical downturns in any one product and end-user market. No one customer accounted for more than 10% of total net sales in our CAC business for the year ended May 31, 2005.

During the February 2006 fiscal quarter we commenced construction on a project to expand and modernize our Oro Grande, California cement plant. We plan to expand the Oro Grande plant to approximately 2.3 million tons of advanced dry process cement production capacity annually, and retire the 1.3 million tons of existing, but less efficient, production after the new plant is commissioned. As a result of the increase in capacity, we expect to become the second largest producer of cement in southern California. Once completed, the Oro Grande plant will be a modern, low cost facility, similar to our Midlothian facility, and we will be well positioned to cost-effectively supply the southern California market. We expect the Oro Grande project will take at least two years to construct and will cost approximately $358 million, excluding capitalized interest related to the project.

We were incorporated in Delaware on April 19, 1951. Our principal executive offices are located at 1341 West Mockingbird Lane, Suite 700W, Dallas, Texas 75247-6913, and our telephone number at that address is (972) 647-6700.

TXI CAPITAL TRUST I

The Trust was formed under the laws of the state of Delaware on May 26, 1998.

The Trust exists for the exclusive purposes of: (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Convertible Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

The principal address of the Trust is c/o Texas Industries, Inc., 1341 West Mockingbird Lane, Suite 700W, Dallas, Texas 75247-6913, and the telephone number at that address is (972) 647-6700.

CAPITALIZATION

The following table sets forth TXI’s capitalization as of February 28, 2006, on an actual basis and on an as adjusted basis, assuming the holders of all outstanding Trust Securities exchange their Trust Securities pursuant to this exchange offer. You should read the data set forth below in conjunction with TXI’s audited and unaudited financial statements and the accompanying notes which are incorporated by reference into this offering circular.

	February 28, 2006
	Actual	As Adjusted
	(In Thousands)
Total debt (including current portion):
Senior secured credit facility (1)	$—	$—
Senior notes	250,000	250,000
Other debt	2,531	2,531

Total debt	252,531	252,531
Convertible subordinated debentures	199,937	—	(2)
Shareholders’ equity:
Common stock	25,067	29,020	(2)
Paid-in capital	293,688	489,891	(2)
Retained earnings	129,576	126,257	(3)
Cost of common stock in treasury	(52,668)	(52,668)
Pension liability adjustment	(7,723)	(7,723)

Total equity	387,940	584,777

Total capitalization	$840,408	$837,308

(1)	As of February 28, 2006, we had no outstanding amounts drawn and approximately $27.3 million of letters credit outstanding under our senior secured revolving credit facility.

(2)	Adjusted to reflect (i) the exchange of all of the outstanding Trust Securities as of February 28, 2006, for 3,953,198 shares of Common Stock, assuming a price of $59.60 per share (the closing price of the Common Stock on April 7, 2006), and (ii) the cancellation of the tendered Trust Securities, the Convertible Subordinated Debentures and $1.8 million of related accrued interest. The adjustment to paid-in capital is net of $4.9 million of unamortized debt issuance costs related to the Convertible Subordinated Debentures.

(3)	Adjusted to reflect a charge of $3.3 million representing the estimated fair value of the shares of Common Stock issued in payment of the portion of the Exchange Amount that is equal to $0.83 divided by the Weighted Average Price.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below is summary historical consolidated financial data for each of the two fiscal years in the period ended May 31, 2005, the nine months ended February 28, 2005 and February 28, 2006. The historical consolidated balance sheet data as of May 31, 2004 and 2005 and the historical consolidated statement of operations data for each of the two fiscal years in the period ended May 31, 2005 have been derived from our audited consolidated financial statements. The historical consolidated balance sheet data as of February 28, 2006 and the historical statement of operations data for the nine months ended February 28, 2005 and February 28, 2006 have been derived from our unaudited consolidated financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of interim financial information have been included. Our interim financial results might not be indicative of our full-year results. Also set forth below is summary pro form consolidated financial information for the year ended May 31, 2005 and as of and for the nine months ended February 28, 2006, assuming the holders of all outstanding Trust Securities exchange their Trust Securities pursuant to this exchange offer as of the beginning of the periods presented for the unaudited pro forma statement of operations data and as of February 28, 2006 for unaudited pro forma consolidated balance sheet data.

You should read the information presented below in conjunction with “Summary Unaudited Pro Forma Consolidated Financial Data” and our consolidated financial statements and related notes, which are incorporated by reference in this offering circular.

Consolidated Statement of Operations Data:

	Year Ended May 31,			Nine Months Ended February 28,
In thousands	2004	2005	2005	2005	2006	2006
			Pro forma			Pro forma
Net sales	$767,179	$834,803	$834,803	$584,710	$679,411	$679,411
Cost and expenses (income)
Cost of products sold	637,347	692,414	692,414	508,005	571,553	571,553
Selling, general and administrative	74,814	78,434	78,434	57,028	58,547	58,547
Interest	24,102	23,533	12,304	15,822	24,455	16,015
Loss on debt retirements and spin-off charges	12,302	894	894	314	112,391	112,391
Other income (1)	(40,482)	(22,727)	(22,727)	(20,470)	(17,576)	(17,576)

	708,083	772,548	761,319	560,699	749,370	740,930

Income (loss) from continuing operations before income taxes	59,096	62,255	73,484	24,011	(69,959)	(61,519)
Income taxes (benefit)	16,819	16,811	20,741	5,260	(27,440)	(24,486)

Income (loss) from continuing operations	42,277	45,444	52,743	18,751	(42,519)	(37,033)
Income (loss) from discontinued operations – net of income taxes	(4,378)	79,079	79,079	64,079	8,691	8,691

Income (loss) before accounting change	37,899	124,523	131,822	82,830	(33,828)	(28,342)
Cumulative effect of accounting change – net of income taxes	(1,551)	—	—	—	—	—

Net income (loss)	$36,348	$124,523	$131,822	$82,830	$(33,828)	$(28,342)

Income (loss) from continuing operations per share
Basic	$2.00	$2.06	$2.02	$.86	$(1.85)	$(1.37)
Diluted	1.96	1.99	1.97	.83	(1.85)	(1.37)
Net income (loss) per share
Basic	1.72	5.64	5.06	3.79	(1.47)	(1.05)
Diluted	1.69	5.45	4.92	3.65	(1.47)	(1.05)

(1)	Includes, in addition to the gain on sale of brick manufacturing assets, gains on sales of real estate, interest income, rent, dividend and royalty income and other miscellaneous sales made in the ordinary course of business.

Consolidated Balance Sheet Data:

	May 31,		February 28,
In thousands	2004	2005	2006	2006
				Pro forma
Total current assets	$362,343	$481,008	$369,296	$369,286
Total non-current assets	1,354,158	1,437,831	640,714	635,791
Total assets	1,716,501	1,918,839	1,010,010	1,005,077
Total current liabilities	93,029	108,159	109,206	107,373
Total long-term debt	598,412	603,126	251,848	251,848
Convertible subordinated debentures	199,937	199,937	199,937	—
Other non-current liabilities	63,139	80,050	61,079	61,079
Shareholders’ equity	761,984	927,567	387,940	584,777

Common stock outstanding	21,201	22,728	23,129	27,082
Book value per share	$35.94	$40.81	$16.77	$21.59

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

Set forth below is unaudited pro forma consolidated financial information for the year ended May 31, 2005 and as of and for the nine months ended February 28, 2006, which has been derived from our historical consolidated financial statements as of such dates and for such periods, and giving pro forma effect to the exchange offer, as if all outstanding Trust Securities were exchanged for Common Stock as of the beginning of the periods presented for the unaudited pro forma statement of operations data and as of February 28, 2006 for the unaudited pro forma consolidated balance sheet data. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. Please see the notes to the unaudited pro forma consolidated financial statements included in this offering circular for a discussion of how the adjustments are presented in the pro forma consolidated financial statements. The summary pro forma consolidated financial information does not purport to represent what our financial position and results of operations actually would have been had the exchange offer occurred on the dates indicated or to project our financial performance for any future period. See our historical consolidated financial statements and related notes thereto which are incorporated by reference in this offering circular.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	February 28, 2006
In thousands	Actual	Pro Forma Adjustments		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$80,194	$—		$80,194
Short-term investments	48,584	—		48,584
Accounts receivable – net	110,019	—		110,019
Inventories	103,553	—		103,553
Deferred income taxes and prepaid expenses	26,946	(10	)(a)	26,936

Total Current Assets	369,296	(10)		369,286
Other Assets
Goodwill	58,395	—		58,395
Real estate and investments	104,508	—		104,508
Deferred income taxes, intangibles and other charges	38,790	(4,923	)(a)	33,867
Net assets of discontinued operations	—	—		—

	201,693	(4,923)		196,770
Property, Plant and Equipment
Land and land improvements	132,923	—		132,923
Buildings	45,235	—		45,235
Machinery and equipment	688,580	—		688,580
Construction in progress	62,415	—		62,415

	929,153	—		929,153
Less depreciation and depletion	490,132	—		490,132

	439,021	—		439,021

	$1,010,010	$(4,933)		$1,005,077

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$75,111	$—		$75,111
Accrued interest, wages and other items	33,412	(1,833	)(a)	31,579
Current portion of long-term debt	683	—		683

Total Current Liabilities	109,206	(1,833)		107,373
Long-Term Debt	251,848	—		251,848
Convertible Subordinated Debentures	199,937	(199,937	)(a)	—
Deferred Income Taxes and Other Credits	61,079	—		61,079
Shareholders’ Equity
Common stock, $1 par value	25,067	3,953	(b)	29,020
Additional paid-in-capital	293,688	196,203	(b)	489,891
Retained earnings	129,576	(3,319	)(c)	126,257
Cost of common stock in treasury	(52,668)	—		(52,668)
Pension liability adjustment	(7,723)	—		(7,723)

	387,940	196,837		584,777

	$1,010,010	$(4,933)		$1,005,077

Unaudited Pro Forma Condensed Consolidated Statements of Operations

	Year Ended May 31, 2005				Nine Months Ended February 28, 2006
In thousands	Actual	Pro Forma Adjustments		Pro Forma	Actual	Pro Forma Adjustments		Pro Forma
Net Sales	$834,803	$—		$834,803	$679,411	$—		$679,411
Costs and Expenses (Income)
Cost of products sold	692,414	—		692,414	571,553	—		571,553
Selling, general and administrative	78,434	—		78,434	58,547	—		58,547
Interest	23,533	(11,229	) (d)	12,304	24,455	(8,440	) (d)	16,015
Loss on debt retirements and spin-off charges	894	—		894	112,391	—		112,391
Other income	(22,727)	—		(22,727)	(17,576)	—		(17,576)

	772,548	(11,229)		761,319	749,370	(8,440)		740,930

Income (Loss) Before Income Taxes and Discontinued Operations	62,255	11,229		73,484	(69,959)	8,440		(61,519)
Income taxes (benefit)	16,811	3,930	(e)	20,741	(27,440)	2,954	(e)	(24,486)

Income (Loss) from Continuing Operations	45,444	7,299		52,743	(42,519)	5,486		(37,033)
Income from discontinued operations – net of income taxes	79,079	—		79,079	8,691	—		8,691

Net Income (Loss)	$124,523	$7,299		$131,822	$(33,828)	$5,486		$(28,342)

Share information (f)
Weighted average shares outstanding
Basic	22,076			26,029	22,986			26,939
Diluted*	22,835			26,788	22,986			26,939
Basic earnings (loss) per share
Income (loss) from continuing operations	$2.06			$2.02	$(1.85)			$(1.37)
Income from discontinued operations	3.58			3.04	.38			.32

Net income (loss)	$5.64			$5.06	$(1.47)			$(1.05)

Diluted earnings (loss) per share
Income (loss) from continuing operations	$1.99			$1.97	$(1.85)			$(1.37)
Income from discontinued operations	3.46			2.95	.38			.32

Net income (loss)	$5.45			$4.92	$(1.47)			$(1.05)

*Shares excluded due to antidilutive effect
Convertible subordinated debentures	2,888			—	3,897			—
Stock options and awards	184			184	731			731

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements:

(a)	Reflects the cancellation of the tendered Trust Securities and the Convertible Subordinated Debentures and the elimination of $1.8 million of related accrued interest and $4.9 million of unamortized debt issuance costs related to the Convertible Subordinated Debentures

(b)	Reflects the issuance of 3,953,198 shares of Common Stock in exchange for all the outstanding Trust Securities as of February 28, 2006.

(c)	Reflects a charge of $3.3 million representing the estimated fair value of the shares of Common Stock issued in payment of the portion of the Exchange Amount that is equal to $0.83 divided by the Weighted Average Price.

(d)	Reflects the elimination of the historical interest expense associated with the Convertible Subordinated Debentures.

(e)	Reflects the estimated income tax impact at the incremental tax rate of 35% for the pro forma adjustment described in note (d).

(f)	Our pro forma basic earnings per share were computed based on the weighted average number of common shares outstanding during the periods presented, including certain contingently issuable shares, adjusted for the effect of the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth TXI’s ratio of earnings to fixed charges, on a historical basis, for each of the periods indicated, and on an as adjusted basis for the fiscal year ended May 31, 2005 and the nine months ended February 28, 2006, assuming the holders of all outstanding Trust Securities exchange their Trust Securities pursuant to this exchange offer.

	Year Ended May 31,			Nine Months Ended February 28,
In thousands except ratios	2004	2005	2005	2005	2006	2006
			(Pro forma)			(Pro forma)
Earnings
Income (loss) from continuing operations before income taxes and changes in accounting principles	$59,096	$62,255	$73,484	$24,011	$(69,959)	$(61,519)
Fixed charges	31,240	30,044	18,815	20,728	29,670	21,230
Amortization of capitalized interest	1,100	1,100	1,100	825	825	825
Less: Interest capitalized	—	—	—	—	(501)	(501)

Adjusted earnings	$91,436	$93,399	$93,399	$45,564	$(39,965)	$(39,965)

Fixed charges
Interest expense	$21,012	$21,824	$10,827	$14,707	$23,339	$15,092
Interest capitalized	—	—	—	—	501	501
Net amortization of debt discount, premium and issuance expense	3,090	1,709	1,477	1,115	1,116	923
Interest portion of rent expense	7,138	6,511	6,511	4,906	4,714	4,714

Total fixed charges	$31,240	$30,044	$18,815	$20,728	$29,670	$21,230

Ratio of earnings to fixed charges (1)	2.93	3.11	4.96	2.20	—	—

Deficiency of earnings to cover fixed charges	$—	$—	$—	$—	$69,635	$61,195

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income (loss) from continuing operations to which has been added income taxes, amortization of capitalized interest and fixed charges excluding capitalized interest. Fixed charges consist of interest on all indebtedness (including capitalized interest) plus amortization of debt issuance costs and approximately one-third of rental expense. For the nine-months ended February 28, 2006, our earnings were not sufficient to cover our fixed charges by $69.6 million on a historical basis and by $61.2 million on a pro forma basis.

FORWARD-LOOKING STATEMENTS

This offering circular and the documents incorporated by reference herein contain a number of forward-looking statements. All statements other than statements of historical fact are “forward-looking statements.” Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Forward-looking statements include statements concerning:

•	future results of operation;

•	future cash flows and liquidity;

•	future capital expenditures;

•	competitive pressures and general economic and financial conditions;

•	levels of construction activity;

•	levels of import activity;

•	inclement weather;

•	the occurrence of unanticipated equipment failures and plant outages;

•	cost and availability of raw materials, fuel and energy;

•	environmental conditions and regulations; and

•	any assumptions underlying the foregoing.

Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not differ materially from expectations. Actual results have varied materially and unpredictably from past expectations.

Factors that could cause actual results to differ materially include, among others, the following:

•	general economic and business conditions;

•	changes in access to capital markets;

•	complications or other factors that make it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis;

•	environmental regulations;

•	changes in industry capacity, development and other activities by TXI’s competitors;

•	changes in the weather and other natural phenomena;

•	unexpected periods of equipment downtime;

•	changes in the underlying inputs and assumptions, including market conditions, used to estimate the fair values of commodity contracts;

•	changes in laws and regulations applicable to TXI, its markets or its activities;

•	the loss of any significant customers or suppliers;

•	the effect of accounting guidance issued periodically by accounting standard-setting bodies; and

•	the continuing effects of global instability, terrorism and war.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information appearing in this offering circular and the documents to which you are referred, including the documents incorporated by reference, before deciding whether to participate in the offer.

Risks Relating to our Common Stock

Our stock price may be volatile.

We are offering to exchange a number of shares of our Common Stock equal to the Exchange Amount. The price of our Common Stock may fluctuate widely in the future. If the market price of our Common Stock declines, the value of shares you will receive in exchange for your Trust Securities will decline. In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Our market price may fluctuate based on a number of factors, including:

•	our operating performance and the performance of our competitors;

•	news announcements relating to us, our industry or our competitors;

•	changes in earnings estimates or recommendations by research analysts;

•	changes in general economic conditions;

•	the number of shares to be publicly traded after this offer;

•	actions of our current stockholders; and

•	other developments affecting us, our industry or our competitors.

Future sales of Common Stock may affect the market price of our Common Stock.

We cannot predict what effect, if any, future sales of our Common Stock, or the availability of Common Stock for future sale, will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock in the public market following any public offering, or the perception that such sales could occur, could adversely affect the market price of our Common Stock and may make it more difficult for you to sell your Common Stock at a time and price which you deem appropriate.

Risks Associated with Exchanging Trust Securities for Common Stock Pursuant to the Offer.

By tendering your Trust Securities in the exchange offer, you will be giving up your right to receive cumulative cash distributions on the Trust Securities tendered in the exchange offer.

Holders of Trust Securities are entitled to receive cumulative cash distributions at an annual rate of 5.5% of the Liquidation Amount of $50 per Trust Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. For each Trust Security that you exchange, you will be entitled to receive the Exchange Amount. You will no longer receive distributions on your Trust Securities.

Holders of Trust Securities who participate in the exchange offer will lose their rights under the Trust Agreement and other agreements governing the Trust Securities that they tender.

Upon tendering Trust Securities in the exchange offer, holders of Trust Securities will lose the contractual and legal right to receive cumulative cash distributions at an annual rate of 5.5% of the Liquidation Amount, accruing from the date of original issuance and payable in quarterly arrears each year and the right to convert Trust Securities into Common Stock as well as other legal and contractual rights they currently have under the Trust Agreement and other agreements governing the Trust Securities that they tender.

In the future, we may redeem or acquire any Trust Securities that are not tendered in the exchange offer for consideration different than that in the exchange offer.

If market conditions for our Common Stock remain favorable, we currently intend to redeem Trust Securities that are not tendered in the Exchange Offer in tranches as soon as practicable after the expiration of the Exchange Offer. Any redemption will be made in accordance with the Trust Agreement and any other agreements governing the Trust Securities. The redemption price will be $50 per Trust Security plus accrued and unpaid distributions. In addition, we may acquire Trust Securities that are not tendered in the exchange offer or redeemed through open market purchases, privately negotiated transactions, an exchange offer or such other means as we deem appropriate. Any such acquisitions will occur upon the terms and at the prices as we may determine in our discretion, which may be more or less than the value of the Common Stock being exchanged for the Trust Securities under this exchange offer, and could be for cash or other consideration. We may choose to pursue any or none of these other alternatives, or combinations thereof, in the future.

We cannot predict the price at which our Common Stock will trade following the exchange offer.

As of March 27, 2006, there were approximately 23,135,179 shares of Common Stock issued and outstanding. The issuance of Common Stock could materially depress the price of our Common Stock if holders of a large number of Common Stock attempt to sell all or a substantial portion of their holdings following the exchange offer. We cannot predict what the demand for our Common Stock will be following the exchange offer, how many shares of Common Stock will be offered for sale or be sold following the exchange offer, or the price at which our Common Stock will trade following the exchange offer. There are no agreements or other restrictions that prevent the sale of a large amount of our Common Stock immediately following the exchange offer. The issuance of the Common Stock offered pursuant to this exchange offer is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. As a consequence, we expect that all of our Common Stock issued in the exchange offer will, in general, be freely tradeable under U.S. securities laws.

Holders of Trust Securities will not receive any additional consideration if the market value of the Trust Securities increases or the value of our Common Stock decreases.

The value of the consideration that holders of Trust Securities receive in the exchange offer is fixed at the Exchange Amount. Holders will not receive any additional consideration if the market value of the Trust Securities increases or the value of our Common Stock decreases after the date of this offering circular.

Risks Associated with not Exchanging Trust Securities for Common Stock Pursuant to the Offer.

Depending upon the number of holders that convert their Trust Securities into Common Stock, there may be an even more illiquid trading market in which to sell your Trust Securities after the offer ends and the trading prices of Trust Securities that remain outstanding will be directly affected by the trading prices of our Common Stock.

Since many holders of our Trust Securities may elect to exchange their Trust Securities for Common Stock, there may be very few Trust Securities outstanding after the offer and, therefore, very little interest in trading our Trust Securities. Holders of our Trust Securities may not be able to sell their Trust Securities at favorable prices, if at all, should they decide to do so after the consummation of the offer. In addition, the trading prices of the Trust Securities in the secondary market are directly affected by the trading prices of our Common Stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our Common Stock or interest rates will rise or fall. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the underlying Common Stock. Any such arbitrage could, in turn, affect the trading prices of the Trust Securities that remain outstanding after the offer. In addition, if, following the exchange offer, either (i) less than 100,000 Trust Securities remain outstanding, (ii) there are less than 100 holders of Trust Securities or (iii) the aggregate market value of the Trust Securities outstanding is less than $1,000,000, the NYSE may cause the Trust Securities to be de-listed. If the Trust Securities are de-listed, your ability to sell your Trust Securities not tendered in the exchange offer may be impaired.

If you convert your Trust Securities into Common Stock after the Expiration Date, you will not receive as many shares of Common Stock per Trust Security as offered hereby.

We are offering the Exchange Amount in this exchange offer. Pursuant to the terms of the Trust Agreement and the indenture governing the Convertible Subordinated Debentures, you may freely convert your Trust Securities into Common Stock at a conversion rate of 0.97468 shares of Common Stock per $50 Liquidation Amount of Trust Securities. Therefore, you will not receive as many shares of Common Stock by converting your Trust Securities after the Expiration Date as you would by participating in the exchange offer.

USE OF PROCEEDS

Neither the Trust nor TXI will receive any cash proceeds from the offer. Trust Securities validly tendered and exchanged for shares of Common Stock pursuant to the offer will be retired and cancelled.

THE OFFER

Important Information Regarding the Offer

The issuance of Common Stock upon exchange of the Trust Securities is exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

TXI will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders of Trust Securities pursuant to the offer.

Neither TXI nor the Trust is aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If TXI or the Trust becomes aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, TXI and the Trust will make a good faith effort to comply with such law. If, after such good faith effort, TXI and the Trust cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Trust Securities residing in such jurisdiction.

You should rely only on the information included or incorporated by reference in this offering circular. TXI and the Trust have not authorized anyone to provide you with different information. You should not assume that the information in this offer or any supplement is accurate as of any date other than the date on the cover of the document. By tendering your Trust Securities for exchange, you represent that you are basing your decision solely on this offer and your own examination of TXI and the Trust and the terms of the proposed exchange, including the merits and risks involved. The contents of this offer should not be construed as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to such matters.

Background of and Reasons for the Offer

TXI’s board of directors has unanimously approved the offer. The board of directors believes that it is in TXI’s best interest, and in the collective best interest of its stockholders and holders of the Trust Securities, that the Trust Securities be exchanged for Common Stock at this time. TXI’s board of directors believes that the completion of the offer will, among other things, enhance TXI’s financial position, results of operations and cash flow by reducing the amount of long term indebtedness, increasing the amount of equity outstanding and reducing cash interest expense, thus giving TXI more flexibility to support its growth plans.

The foregoing discussion is not intended to be exhaustive. It is intended to address the principal factors upon which the board of directors based the offer. The board’s decision to approve the offer was made in light of its knowledge concerning TXI’s business, financial condition, results of operations, current business strategy, future prospects and material risk exposure. TXI’s board of directors considered all factors as a whole and did not assign specific weight to specific factors.

The offer does not require the approval of the holders or TXI’s stockholders, and, given the voluntary nature of the offer, TXI does not believe any such approvals are necessary or appropriate. The market risks that holders who tender their Trust Securities for exchange pursuant to the offer may experience may differ from the market risks that holders who do not tender and are subject to mandatory conversion or optional redemption may experience.

NONE OF TXI, THE TRUST, TXI’S BOARD OF DIRECTORS OR ANY OF TXI’S ADVISORS OR AGENTS IS MAKING ANY RECOMMENDATION REGARDING WHETHER OR NOT YOU SHOULD TENDER TRUST SECURITIES IN THE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN INDEPENDENT DETERMINATION AS TO WHETHER OR NOT YOU WISH TO TENDER YOUR TRUST SECURITIES AT THIS TIME.

Terms of the Offer

We are offering to exchange shares of our Common Stock for each validly tendered and accepted Trust Security upon the terms and subject to the conditions set forth in this offering circular and in the related Letter of Transmittal.

The number of shares of Common Stock to be exchanged per Trust Security (the Exchange Amount) will be fixed after 5:00 p.m. New York City time on May 5, 2006 (the Pricing Date), on the basis of the pricing formula set forth herein, and announced prior to the opening of trading on May 8, 2006 (the Announcement Date).

The offer will expire at 12:00 midnight, New York City time, on May 9, 2006, or at such other time to which this date is extended or on which the offer is terminated by TXI and the Trust (the Expiration Date).

TXI will issue the shares of Common Stock in payment for Trust Securities exchanged in the offer promptly following the Expiration Date. After the Expiration Date, the Exchange Agent will distribute the Common Stock to tendering holders in satisfaction of the shares of Common Stock such holders are entitled to receive in exchange for their Trust Securities.

TXI and the Trust shall be deemed to have accepted validly tendered Trust Securities when, as and if TXI and the Trust have given oral or written notice to the Exchange Agent. The Exchange Agent will act as agent for the holders of Trust Securities and for the purpose of receiving the Exchange Amount.

TXI and the Trust reserve the right:

•	to extend the Expiration Date of the offer;

•	to terminate the offer if any of the conditions set forth below under “Conditions to the Offer” have not been satisfied or waived prior to 12:00 midnight, New York City time, on the Expiration Date;

•	to amend the terms of the offer in any manner; and

•	to waive any condition to the offer and accept any Trust Securities tendered for exchange.

If TXI and the Trust extend, terminate or amend the offer, TXI and the Trust will notify the Exchange Agent orally, followed by a written notice and will issue a press release or other public announcement regarding the extension, termination or amendment. The press release or other public announcement of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any amendment to the offer will apply to any and all Trust Securities. If the offer is amended in a manner determined by TXI and the Trust to constitute a material change, TXI and the Trust will promptly disclose this amendment by means of a public announcement or a supplement to this offering circular that will be distributed to the holders of the Trust Securities and, if required by law, the offer will be extended for at least five business days after the material change. In addition, if there is an increase or decrease in the percentage of Trust Securities being sought or the consideration being offered to holders, the offer will remain open for a period of at least ten days from the date TXI and the Trust give notice of the increase or decrease.

Exchange Amount

The Exchange Amount will be calculated after 5:00 p.m., New York City time, on May 5, 2006, as the sum of:

•	0.97468 shares of Common Stock; plus

•	$0.83 divided by the Weighted Average Price.

The Exchange Amount will be rounded to the nearest fifth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our Common Stock, beginning on April 24, 2006 and ending on the Pricing Date. The dollar volume-weighted average shall equal the dollar volume-weighted average price for our Common Stock on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange), as reported by Bloomberg Financial Services through its “Volume at Price” functions. The Weighted Average Price will be rounded to the nearest whole cent.

Security holders may obtain information on the daily volume weighted prices and closing prices with respect to our Common Stock throughout the exchange offer by calling the Information Agent at its respective toll-free number set forth on the back cover of this offering circular. In addition, on each business day during the period to be taken into account for purposes of determining the Weighted Average Price, the Information Agent will provide callers with a representative purchase price with respect to the exchange offer, calculated as if such period ended on the preceding business day.

Conditions to the Offer

The completion of the offer is contingent upon:

•	the absence of any determination that the offer violates any law or interpretation of the SEC staff;

•	the absence of any proceeding that could materially impair the Trust’s or TXI’s ability to complete the offer as reasonably determined by TXI’s management in their business judgment;

•	the absence of any material adverse development in any legal proceeding involving the Trust or TXI or any of TXI’s subsidiaries as reasonably determined by TXI’s management in their business judgment;

•	the absence of any material adverse change in the trading price of the Common Stock in any major securities or financial market, or in the United States trading markets generally; and

•	the absence of any material adverse change or any development involving a prospective material adverse change in TXI’s business, financial condition or operations.

TXI and the Trust may waive any of these conditions. If any of these conditions are not satisfied or waived by TXI and the Trust on or before the Expiration Date, TXI and the Trust will not be obligated to accept for exchange any Trust Securities properly tendered for exchange pursuant to the offer. Notwithstanding the foregoing, TXI and the Trust cannot waive compliance with the condition requiring the absence of any violation of law or interpretation of the SEC staff.

Fractional Shares

In lieu of issuing fractional shares of Common Stock, TXI will pay to holders of Trust Securities that have been exchanged in the offer who otherwise would have been entitled to a fractional share of Common Stock, an amount in cash equal to the product of such fraction and the average of the closing prices of the Common Stock, as reported by the NYSE, for the five trading days ending on the last trading day before the Expiration Date. TXI will make available to the Exchange Agent the cash necessary to make any payments for fractional shares. TXI expects the amount of cash required to be nominal.

Waiver and Nonacceptance of Tenders

TXI and the Trust reserve the absolute and unconditional right to waive any defects or irregularities in the tender of Trust Securities. If any Trust Securities are not accepted for exchange for any reason, those Trust Securities will be returned without expense to the tendering holder promptly after the expiration or termination of the offer.

Procedures for Tendering Trust Securities

Upon the terms and subject to the conditions of the offer and applicable law, TXI and the Trust will exchange all Trust Securities validly tendered and not withdrawn. You may withdraw tenders of Trust Securities at any time prior to 12:00 midnight, New York City time, on the Expiration Date.

The exchange of Trust Securities will be made by the deposit by TXI of an appropriate number of shares of Common Stock with the Exchange Agent promptly following the Expiration Date so that the offer consideration may be paid to you promptly after the Expiration Date. The Exchange Agent will act as agent for you for the purpose of issuing the Exchange Amount for the Trust Securities. Under no circumstances will interest on the offer consideration be paid by TXI due to any delay on behalf of the Exchange Agent.

TXI and the Trust expressly reserve the right to delay acceptance for exchange of Trust Securities in anticipation of any governmental regulatory approval. See “Conditions to the Offer.”

In all cases, exchange by the Exchange Agent of Trust Securities accepted for exchange under the offer will be made only after timely receipt by the Exchange Agent of:

•	certificates representing your Trust Securities or timely confirmation of a book-entry transfer of your Trust Securities into the Exchange Agent’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof or, in the case of a book-entry transfer, a properly transmitted “agent’s message” (as described below); and

•	any other documents required by the Letter of Transmittal.

After the Expiration Date, the Exchange Agent will distribute the Common Stock to the holders in satisfaction of the shares of Common Stock such holders are entitled to receive for exchange of their Trust Securities.

For purposes of the offer, validly tendered Trust Securities, or defectively tendered Trust Securities for which TXI and the Trust have waived that defect, will be deemed to have been accepted for tender by TXI and the Trust if, as and when TXI and the Trust give oral or written notice thereof to the Exchange Agent.

If the offer is terminated or withdrawn, or the Trust Securities are not accepted for tender, no offer consideration will be paid or payable. If any tendered Trust Securities are not exchanged under the offer for any reason, or certificates are submitted evidencing more Trust Securities than are tendered, those Trust Securities not exchanged will be returned without expense, to you, or, in the case of Trust Securities tendered by book-entry transfer, those Trust Securities will be credited to the account maintained at DTC from which those Trust Securities were delivered, unless otherwise requested by you under the “Special Issuance Instructions” heading in the Letter of Transmittal, promptly after the Expiration Date.

To receive the offer consideration you must tender your Trust Securities on or before the Expiration Date.

The method of delivery of Trust Securities and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of any agent’s message transmitted through DTC’s Automated Tender Offer Program (“ATOP”), is at your election and risk. Except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, TXI and the Trust suggest that you use properly insured registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date.

If you have any questions or need help in tendering your Trust Securities, please call the Information Agent whose address and phone number can be found elsewhere in this offering circular under the section titled “Information Agent.”

Tenders of Trust Securities

Your tender of Trust Securities, and the subsequent acceptance by TXI and the Trust, by one of the procedures set out below will constitute a binding agreement with TXI and the Trust in accordance with the terms and subject to the conditions set forth in the offer, in the Letter of Transmittal and, if applicable, in the notice of guaranteed delivery.

LETTERS OF TRANSMITTAL AND TRUST SECURITIES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO TXI OR THE TRUST.

Tender of Trust Securities held through a custodian

If your Trust Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and if you wish to tender Trust Securities and deliver a Letter of Transmittal, you should contact that registered holder promptly and instruct such registered holder to tender Trust Securities and deliver a Letter of Transmittal on your behalf. A letter of instructions is enclosed in the solicitation materials provided along with this offering circular which may be used by you in this process to instruct the registered holder to tender Trust Securities. If you wish to tender those Trust Securities yourself, you must, prior to completing and executing the Letter of Transmittal and delivering those Trust Securities, either make appropriate arrangements to register ownership of the Trust Securities in your name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Tender of Trust Securities held through DTC

To tender effectively Trust Securities that are held through DTC, if you are a DTC participant, you must electronically transmit your acceptance through ATOP. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message, as described below, to the Exchange Agent for its acceptance.

The Exchange Agent will establish accounts with respect to the Trust Securities at DTC for purposes of the offer within two business days after the date of this offering circular and offer. Any financial institution that is a participant in DTC may make book-entry delivery of the Trust Securities by causing DTC to transfer those Trust Securities into the Exchange Agent’s account in accordance with DTC’s procedures for that transfer.

Although delivery of Trust Securities may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an agent’s message, as described below, in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set out elsewhere in this offering circular on or before the Expiration Date with the tender of the Trust Securities. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to in this offering circular as a “book-entry confirmation.” The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant that the participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that TXI and the Trust may enforce that agreement against the participant.

Signature guarantees

Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless your Trust Securities are tendered:

•	by a registered holder of Trust Securities, or by a participant in DTC whose name appears on a security position listing as the owner of those Trust Securities, who has not completed the box entitled “Special Issuance Instructions” on the Letter of Transmittal; or

•	for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States. Such entities are referred to as the “eligible institutions.”

If your Trust Securities are registered in the name of a person other than the signatory to the Letter of Transmittal or if Trust Securities not accepted for tender or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Trust Securities must be guaranteed. See Instruction 3 of the Letter of Transmittal.

Mutilated, lost, stolen or destroyed certificates

If you desire to tender Trust Securities, but the certificates evidencing those Trust Securities have been mutilated, lost, stolen or destroyed, you should contact the Exchange Agent to receive information about the procedures for obtaining replacement certificates for Trust Securities at the following address or telephone number: c/o Institutional Trust Services, 2001 Bryan Street, 9th Floor, Dallas, Texas 75201, toll free (800) 275-2048.

Defective tenders

Except as provided below, unless the Trust Securities being tendered are deposited with the Exchange Agent on or before the Expiration Date, accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted agent’s message, TXI and the Trust may at their option treat that tender as defective for purposes of the right to receive the offer consideration. Exchange for the Trust Securities will be made only against deposit of the tendered Trust Securities and delivery of any other required documents.

Guaranteed delivery

If you want to tender Trust Securities under the offer and

•	your certificates representing those Trust Securities are not immediately available,

•	time will not permit your Letter of Transmittal, the certificates representing your Trust Securities and all other required documents to reach the Exchange Agent on or before the Expiration Date, or

•	the procedures for book-entry transfer, including delivery of an agent’s message, cannot be completed on or before the Expiration Date,

you may nevertheless tender your Trust Securities with the effect that tender will be deemed to have been received on or before the Expiration Date if all the following conditions are satisfied:

•	the tender is made by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery or an agent’s message with respect to guaranteed delivery that is accepted by TXI and the Trust is received by the Exchange Agent on before the Expiration Date as provided below; and

•	the certificates for the tendered Trust Securities, in proper form for transfer, or a book-entry confirmation of the transfer of those Trust Securities into the Exchange Agent’s account at DTC as described above, together with a Letter of Transmittal that is properly completed and duly executed, with any signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted agent’s message, are received by the Exchange Agent within two business days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an eligible institution in the form set out in the notice of guaranteed delivery.

Under no circumstances will interest be paid by TXI by reason of any delay in tendering Trust Securities for the offer consideration to any person using the guaranteed delivery procedures that results from this guaranteed delivery. The offer consideration for Trust Securities tendered under the guaranteed delivery procedures will payable to such tendering holder even if the Trust Securities to be delivered subject to the guaranteed delivery procedures are not so delivered to the Exchange Agent, and therefore exchange by the Exchange Agent on account of those Trust Securities is not made, until after the Expiration Date.

Acceptance of Trust Securities for Exchange and Payment; Delivery of Common Stock and Exchange Amount

Promptly after the Expiration Date, upon satisfaction or waiver of all the conditions to the offer, if TXI and the Trust have not terminated the offer, TXI and the Trust will accept any and all Trust Securities that are properly tendered for exchange and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. The Common Stock issued pursuant to the offer will be delivered promptly after the Expiration Date. For purposes of the offer, TXI and the Trust will be deemed to have accepted validly tendered Trust Securities, when, as, and if they have given oral, followed by written, notice to the Exchange Agent.

After the Expiration Date, the Exchange Agent will distribute the Common Stock to tendering holders in satisfaction of the shares of Common Stock such holders are entitled to receive in exchange for their Trust Securities. The tendered Trust Securities will be retired and cancelled.

Withdrawal of Tenders

You may withdraw tenders of Trust Securities at any time prior to 12:00 midnight, New York City time, on the applicable Expiration Date. For a withdrawal of tendered Trust Securities to be effective, a written or facsimile transmission notice of withdrawal, or a properly transmitted “Request Message” through ATOP, must be received by the Exchange Agent no later than 12:00 midnight, New York City time, on the Expiration Date at its address set forth on the cover of the Letter of Transmittal. Any such notice of withdrawal must: (i) specify the name of the person who tendered the Trust Securities to be withdrawn, (ii) contain the description of the Trust Securities to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Trust Securities (unless such Trust Securities were tendered by book-entry transfer) and the aggregate Liquidation Amount represented by such Trust Securities and (iii) (other than a notice transmitted through ATOP) be signed by the holder of such Trust Securities in the same manner as the original signature on the Letter of Transmittal by which such Trust Securities were tendered (including any required signature guarantees) or be accompanied by (x) documents of transfer sufficient to have the trustee register the transfer of the Trust Securities into the name of the person withdrawing such Trust Securities (including, in the case of Trust Securities tendered by book-entry transfer, the account at DTC to which such withdrawn Trust Securities should be credited) and (y) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder. If the Trust Securities to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of such withdrawal even if physical release is not yet effected. All questions as to the validity, form and eligibility, including time of receipt, of these notices will be determined by TXI and the Trust. TXI’s and the Trust’s determination will be final and binding. Neither TXI nor the Trust nor any other person is under any duty to give notice of any defect or irregularity in any notice of withdrawal, and neither TXI nor any other person will incur any liability for failure to provide any such notice.

Any Trust Securities properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Trust Securities which have been tendered for exchange but which are not accepted for exchange for any reason will be returned without cost to the holder promptly after withdrawal, non-acceptance of tender or termination of the offer. Any withdrawn or unaccepted Trust Securities will be credited to the tendering holder’s account at DTC. Properly withdrawn Trust Securities may be re-tendered at any time but no later than 12:00 midnight, New York City time, on the Expiration Date by following one of the procedures described above under “Procedures for Tendering Trust Securities.” If a holder properly withdraws and subsequently re-tenders prior to the Expiration Date, the holder must validly re-execute and resubmit the Letter of Transmittal to the Exchange Agent.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Trust Securities. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates.

Tendering holders of Trust Securities will not be required to pay any fee or commission to us. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company, or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Trust Securities pursuant to the exchange offer. If, however, Common Stock issued in exchange for Trust Securities accepted for tender is to be delivered to, or is to be registered or issued in the name of, any person other than the registered holder of the Trust Securities or if Common Stock is to be registered in the name of any person other than the person signing the letter of transmittal or, in the case of tender through DTC transmitting instructions through ATOP, or if a transfer tax is imposed for any reason other than the exchange of securities pursuant to the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

Brokerage Commissions

Holders that tender their Trust Securities directly to the Exchange Agent do not have to pay a brokerage commission to us, the Information Agent or the Exchange Agent.

Fairness Opinion

We have not obtained, and do not intend to obtain, a fairness opinion from an independent investment banking firm regarding the terms of the exchange offer.

Purchases of Trust Securities by Us

We reserve the right, in our absolute discretion, to purchase or make offers to purchase any Trust Securities that remain outstanding after the Expiration Date and, to the extent permitted by applicable law, to purchase Trust Securities in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer. Any purchase or offer to purchase will be made only in accordance with applicable law. If market conditions for our Common Stock remain favorable, we currently intend to redeem Trust Securities that are not tendered in the exchange offer in tranches as soon as practicable after the expiration of the exchange offer. Any redemption will be made in accordance with the Trust Agreement and any other agreements governing the Trust Securities. The redemption price will be $50 per Trust Security plus accrued and unpaid distributions.

DESCRIPTION OF CAPITAL STOCK

The following description of TXI’s capital stock summarizes certain provisions of TXI’s articles of incorporation and by-laws and Delaware law. Such summaries are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of TXI’s articles of incorporation and by-laws, copies of which have been filed with the SEC. You are should read those documents carefully.

Common Stock

TXI is authorized to issue 40,000,000 shares of Common Stock. As of March 27, 2006, there were 23,135,179 shares of Common Stock outstanding.

Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights.

Holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

TXI’s articles of incorporation authorize its board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 100,000 shares of preferred stock, and to issue these shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have preferences, voting powers, qualifications and special or relative rights or privileges as is determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

The rights of the holders of Common Stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the Common Stock and could delay, deter or prevent a change in control TXI. We currently have no shares of preferred stock issued or outstanding.

COMPARISON OF RIGHTS

The following describes the material differences between the rights of holders of Trust Securities and the rights of holders of TXI’s Common Stock. While we believe that the description covers the material differences between the Trust Securities and our Common Stock, this summary may not contain all of the information that is important to you. You should carefully read this offering circular, the Letter of Transmittal, and the documents incorporated by reference into this offering circular for a more complete understanding of the differences between being a holder of Trust Securities and a holder of shares of our Common Stock.

Governing Documents

As a holder of Trust Securities, your rights are currently set forth in, and you may enforce your rights under, the Trust Agreement. Holders of shares of TXI’s Common Stock will have their rights set forth in, and may enforce their rights under, Delaware law and TXI’s certificate of incorporation and bylaws.

Payments

Distributions on the Trust Securities are fixed at an annual rate of 5.5% of the Liquidation Amount. Distributions on the Trust Securities are cumulative and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the holders of record on the applicable record date. Distributions on the Trust Securities will be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. Distribution in arrears for more than one quarter will bear interest at the annual rate of 5.5%. Holders of our Common Stock are entitled to receive accrued dividends if, as and when declared by our board of directors out of funds legally available for such purpose.

Liquidation

In any liquidation of the Trust, after satisfaction or the making of reasonable provision for the payment of liabilities to creditors of the Trust, holders of Trust Securities shall receive a like amount of Convertible Debentures. In any liquidation, dissolution or winding up of TXI, our common stock would rank below all debt claims against us. As a result, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution of TXI until after our obligations to our debt holders have been satisfied.

Guarantees

The payment of distributions out of funds held by the Trust, and payments upon redemption of the Trust Securities or liquidation of the Trust, are guaranteed by TXI’s guarantee of the Trust Securities (the “Trust Securities Guarantee”). TXI’s obligations under the Trust Securities Guarantee are subordinate and junior in right of payment to all other liabilities of TXI and will rank pari passu with the most senior preferred stock issued by TXI and with any guarantee issued by TXI in respect of any preferred security of any affiliate of TXI. TXI’s Common Stock is not guaranteed.

Conversion Rights

The Trust Securities may currently be converted, at your option, into shares of TXI’s Common Stock, par value $1.00 per share, at a conversion rate of 0.97468 shares of TXI’s Common Stock for each Trust Security, subject to adjustment in certain circumstances. Holders of TXI’s Common Stock have no conversion rights.

Redemption

We may redeem the Convertible Subordinated Debentures (in whole or in part) at any time upon written notice, if such notice is given not less than 30 or not more than 60 days before the redemption. If we redeem the Convertible Subordinated Debentures, the Trust must redeem Trust Securities having an aggregate Liquidation Amount equal to the aggregate principal amount of the Convertible Subordinated Debentures so redeemed. We may not redeem fewer than all of the outstanding Trust Securities unless all accrued and unpaid distributions have been paid on all Trust Securities for all quarterly distribution periods on or prior to the date of redemption. The shares of TXI’s Common Stock are not subject to redemption.

Listing

The Trust Securities are listed on the NYSE under the symbol “TXI PrS.” TXI’s Common Stock trades on the NYSE under the symbol “TXI.”

Voting Rights

Generally, holders of Trust Securities do not have voting rights. If, however, we fail to pay a distribution in full on the Trust Securities for six consecutive quarterly distribution periods, or an event of default occurs under the Trust Agreement and is continuing, the holders of Trust Securities, acting as a single class, will be entitled by the majority vote of such holders to appoint a special administrative trustee. Holders of TXI’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax and, to a limited extent as set forth under “Tax Consequences of the Offer to Tendering Non-United States Holders,” estate tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, in each case, possibly with retroactive effect. This discussion is limited to persons who hold the Trust Securities as capital assets (generally, property held for investment) under the Code. In addition, this discussion does not consider the effect of any foreign, state, local or other tax laws. Furthermore, this discussion does not address all of the United States federal income tax consequences that may be relevant to a particular person in light of its particular circumstances and does not apply to persons subject to special treatment under the United States federal income tax laws, including financial institutions, broker dealers, insurance companies, tax-exempt organizations, partnerships (including any entity or arrangement treated as a partnership for United States federal income tax purposes), certain former citizens or residents of the United States, a person whose functional currency for tax purposes is not the U.S. dollar, a person subject to the alternative minimum tax and a person that holds the Trust Securities as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, all of which may be subject to United States federal income tax rules that differ from those summarized below.

For purposes of this summary, a “United States Holder” means a beneficial owner of a Trust Security that is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation (or entity treated as a corporation) created or organized in the United States or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect to be treated as a United States person. A non-United States Holder is any holder (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a United States Holder.

No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. TXI has treated, and intends to continue to treat, for United States federal income tax purposes, (i) the Convertible Subordinated Debentures as a convertible debt instrument of TXI (the “Convertible Debt”), and (ii) the Trust as a grantor trust such that each holder of Trust Securities is treated as owning its proportionate share of the assets of the Trust (i.e., the Convertible Debt) and is required to include in its gross income all income, gain or loss with respect to its proportionate share of those assets. This discussion assumes that such treatment will be respected for United States federal income tax purposes. Holders should consult their tax advisors as to the particular United States federal income tax consequences to them of the offer, as well as the effects of state, local and foreign tax laws.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences of the Offer to Tendering United States Holders of Trust Securities

Exchange of Trust Securities for Common Stock. The exchange of Trust Securities for Common Stock should qualify as a recapitalization under section 368(a)(1)(E) of the Code. Except to the extent of accrued but unpaid interest as described below, the receipt of Common Stock in exchange for Trust Securities pursuant to the offer should not be taxable to tendering holders. A holder’s holding period for the Common Stock received pursuant to the offer should include such holder’s holding period for the Trust Securities exchanged therefor.

This summary assumes that no portion of the Common Stock is treated as separate consideration for exchanging the Trust Securities for Common Stock. To the extent that a portion of the Common Stock is treated as separate consideration, such amount should be treated as ordinary income for United States federal income tax purposes. Holders should consult their tax advisors regarding this potential characterization of the exchange.

Accrued But Unpaid Interest. To the extent that Common Stock is treated as being received for accrued but unpaid interest that the holder has not yet included in income, including original issue discount, such interest will be subject to tax as ordinary interest income.

Market Discount. Generally, a Trust Security will have market discount to the extent that the “revised issue price” of a holder’s proportionate share of the Convertible Debt exceeded such holder’s tax basis in the Trust Security immediately after its acquisition, subject to a de minimis exception. Such a holder generally would be required to treat any gain recognized on a taxable disposition of a Trust Security as ordinary interest income to the extent of the market discount accrued during the holder’s period of ownership. However, because the exchange of a Trust Security for Common Stock is generally expected to be a nontaxable transaction, the holder will not be required to include the accrued market discount in income. Rather, such accrued market discount should carry over to the Common Stock received and generally should be included in income upon a taxable disposition of such Common Stock.

Receipt of Cash in Lieu of a Fractional Share. A holder of Trust Securities that receives cash in lieu of a fractional share of Common Stock should be treated for United States federal income tax purposes as having received such fractional share of Common Stock and as having disposed of such fractional share in exchange for cash. Accordingly, a holder who receives cash in lieu of a fractional share of Common Stock should recognize a capital gain or loss measured by the difference between the amount of cash received in lieu of such fractional share and the holder’s adjusted tax basis in such fractional share.

Ownership of Common Stock. Distributions paid by TXI out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) on Common Stock received as part of the offer will constitute a dividend and will be includible in income by holders when received. Under current law, such dividends paid to a United States Holder that is an individual generally should qualify for a special 15% tax rate on “qualified dividend income” through December 31, 2008. Any such dividend will be eligible for the dividends received deduction if the United States Holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Distributions in excess of our current or accumulated earnings and profits will be treated as a return of capital to the extent of your basis in your Common Stock and, thereafter, as capital gain.

Upon a disposition of our Common Stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the Common Stock. Such capital gain or loss generally will be long-term capital gain or loss if you held such Common Stock for more than one year on the date of such disposition. Long-term capital gains of a United States Holder that is an individual are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments made to a holder pursuant to the offer. In addition, certain holders may be subject to backup withholding (currently at a rate of 28%) unless such holder is a corporation or other exempt recipient and, when required, establishes this exemption or provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A holder that does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences of the Offer to Tendering Non-United States Holders

The following discussion applies to you if you are a non-United States Holder of Trust Securities that participates in the offer. Special rules may apply to you and the tax consequences of participating in the offer may be materially different than those described below if you are a “controlled foreign corporation,” or a “passive foreign investment company,” or you own or have owned within the prior five years more than 5% of the Common Stock

(including any Trust Securities with underlying Convertible Debt as if such Convertible Debt had been converted into Common Stock) or are otherwise subject to special treatment under the Code. If you are subject to these special rules, you are strongly encouraged to consult your own tax advisor to determine the particular United States federal, state and local and other tax consequences applicable to you.

Exchange of Trust Securities for Common Stock. As a non-United States Holder, except as described below with respect to accrued but unpaid interest, you generally should not be subject to United States federal income or withholding tax on the exchange of your Trust Securities for Common Stock. The fair market value of any Common Stock received by you attributable to accrued but unpaid interest on the Trust Securities will be taxable as interest income under the rules discussed below.

Accrued but Unpaid Interest. The payment to you of interest generally will not be subject to a 30% United States federal withholding tax provided that:

•	interest paid on your Trust Securities is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and applicable Treasury regulations;

•	you are not a bank whose receipt of interest on your Trust Securities is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	you do one of the following (1) provide your name and address on an IRS Form W-8BEN and you certify under penalty of perjury that you are not a United States person; or (2) hold your Trust Securities through a bank, brokerage house, other financial institution or certain other intermediaries and you and the intermediary each comply with the IRS certification requirements of applicable United States Treasury regulations.

Special rules apply to non-United States holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you provide us with a properly executed:

•	IRS Form W-8BEN claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI stating that the interest paid on your Trust Securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. In addition, you may, under certain circumstances, be required to obtain a United States taxpayer identification number.

If you are engaged in a trade or business in the United States and interest on your Trust Securities is effectively connected with the conduct of that trade or business and, if an income tax treaty applies, is attributable to a permanent establishment, you will be subject to United States federal income tax on such interest in the same manner as if you were a United States Holder, unless you can claim an exemption under the benefit of an applicable income tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments, that are effectively connected with your conduct of a trade or business in the United States including earnings from the Trust Securities.

Market Discount. You generally will not be subject to United States federal income or withholding tax on income attributable to accrued market discount, if any. If such income is effectively connected with your conduct of a trade or business in the United States, then you will be subject to United States federal income tax on such accrued market discount in the same manner as if you were a United States Holder.

Receipt of Cash in Lieu of a Fractional Share. A non-United States Holder is treated the same as a United States Holder upon the receipt of cash in lieu of a fractional share of Common Stock. Accordingly, a non-United States Holder who receives cash in lieu of a fractional share of Common Stock should recognize a capital gain or loss. See “Gain on Disposition of Common Stock” below.

Dividends. A non-United States Holder will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any dividends paid on TXI’s Common Stock received by you pursuant to the offer. To claim the benefit of a lower rate under an income tax treaty, you must properly file with us or our paying agent an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-United States Holder that is a partnership or other pass-through entity, person holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable tax treaty.

If dividends are considered to be effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of yours, dividends will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, but will not be subject to withholding tax if you provide us or our paying agent an IRS Form W-8ECI, or successor form. If you are a foreign corporation, any effectively connected dividends may be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable tax treaty.

You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, with certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an applicable tax treaty with respect to dividends paid with respect to your Common Stock. In addition, if you are required to provide an IRS Form W-8ECI or successor form, as discussed above, you must also provide your taxpayer identification number.

If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock. As a non-United States Holder, you generally will not be subject to United States federal income tax with respect to gain recognized on the sale or other disposition of Common Stock unless:

•	the gain is effectively connected with the conduct by you of a trade or business in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable tax treaty);

•	in the case of a non-United States Holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	at the time of disposition, we are or have been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes. We believe that we currently are not a USRPHC.

Notwithstanding the first two bullet points, you will not be subject to United States federal income tax if a treaty exemption applies and the appropriate documentation is provided.

United States Federal Estate Tax. If you are an individual, Common Stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax. Non-United States Holders generally will not be subject to backup withholding with respect to payments of interest on their Trust Securities if we do not have actual knowledge or reason to know that the non-United States Holder is a United States person and such holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption from backup withholding. Payments of interest, however, would generally be subject to information reporting requirements. Copies of information returns may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other applicable agreements.

Information reporting generally will apply to payments of dividends on the Common Stock and proceeds from the sale or redemption of Common Stock made within the United States to a holder, other than an exempt recipient (including a corporation), a payee that is not a United States person that provides an appropriate certification and certain other persons. If information reporting applies to any such payment, a payor will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a holder of the notes will be allowed as a refund or a credit against that holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the exchange of the Trust Securities and the acquisition, ownership and disposition of Common Stock. You should consult your own tax advisor concerning the tax consequences to you, in your particular situation, of the exchange offer and of owning Common Stock.

This summary assumes that no portion of the Common Stock is treated as separate consideration for exchanging the Trust Securities for Common Stock. To the extent that a portion of the Common Stock is treated as separate consideration, such amount should be treated as ordinary income for United States federal income tax purposes. Holders are urged to consult their tax advisors regarding this potential characterization of the exchange

CERTAIN SECURITIES LAWS CONSIDERATIONS

All of the Trust Securities outstanding as of the date of this offering circular were issued in an offering that was registered pursuant to the Securities Act. The Common Stock to be issued in the exchange offer is being offered pursuant to an exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides for an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, the Common Stock issued in the exchange offer to persons or entities not affiliated with TXI will be freely tradeable by such non-affiliated persons or entities. The Common Stock issued in the exchange offer to persons or entities who are affiliated with TXI will not be freely tradeable and any resale would have to comply with applicable exemptions under the securities laws, including without limitation, Rule 144 under the Securities Act. You should consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

INTERESTS OF DIRECTORS AND OFFICERS

We understand that Mel G. Brekhus, our President and Chief Executive Officer, William J. Durbin, our Vice President of Human Resources, James B. Rogers, our Vice President of Consumer Products, and Kenneth R. Allen, our Vice President and Treasurer, own Trust Securities. Mr. Brekhus beneficially owns 2,000 Trust Securities representing 0.05% of the issued and outstanding Trust Securities. Mr. Durbin beneficially owns 5,000 Trust Securities representing 0.13% of the issued and outstanding Trust Securities. Mr. Rogers beneficially owns 1,250 Trust Securities representing 0.03% of the issued and outstanding Trust Securities. The Trust does not have directors or executive officers. Rather, Mr. Allen and James R. McCraw are the Trust’s Administrative Trustees. Mr. Allen beneficially owns 5,895 Trust Securities representing 0.15% of the issued and outstanding Trust Securities. Mr. McCraw owns no Trust Securities.

Except for Messrs. Brekhus, Durbin, Rogers and Allen, we are not aware of any intention to tender Trust Securities on the part of directors, officers or affiliates. Neither we, nor any subsidiary of ours nor any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in Trust Securities during the 60 business days prior to the date hereof. We understand that Messrs. Brekhus, Durbin, Rogers and Allen intend to participate in the exchange offer.

None of TXI’s directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). Further, none of TXI or any of its directors or executive officers was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibitions or activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The business address and telephone number for each director and executive officer is the same as that of TXI.

INFORMATION AGENT

All questions regarding the information in this offering circular or the offer, should be directed to the Information Agent at the telephone number or address below:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550 (collect)

Toll free: (800) 431-9633

EXCHANGE AGENT

TXI has appointed J.P. Morgan Trust Company, National Association, as the Exchange Agent. All completed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. All questions regarding the procedures for tendering in the offer and requests for assistance in tendering your Trust Securities should also be directed to the Exchange Agent at the telephone number or address below:

J.P. Morgan Trust Company, National Association

Institutional Trust Services

2001 Bryan Street, 9th Floor

Dallas, Texas 75201

Attention: Exchanges

By Facsimile (Eligible Institutions Only) (214) 468-6494

Toll free: (800) 275-2048

DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF A LETTER OF TRANSMITTAL.

TXI will pay the Exchange Agent and the Information Agent reasonable and customary compensation for their services in connection with the offer, plus reimbursement for out-of-pocket expenses. TXI will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

TXI will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders of Trust Securities pursuant to the offer. TXI will, however, upon request through the Information Agent, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the offer and related materials to the beneficial owners of Trust Securities held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as TXI’s agent for purposes of the offer.

TXI will pay or cause to be paid all stock transfer taxes, if any, on the exchange of Trust Securities for Common Stock, except as otherwise provided in Instruction 4 in the Letter of Transmittal. All fees and expenses attributable to the actions by the Trust or TXI in connection with the offer will be paid by TXI.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may request a copy of our filings at no cost, by writing or telephoning us at the following address:

Texas Industries, Inc.

1341 West Mockingbird Lane, Suite 700W

Dallas, Texas 75247-6913

Telephone: (972) 647-6700

INCORPORATION OF DOCUMENTS BY REFERENCE

This offering circular incorporates documents and important information by reference that is not part of this offering circular or delivered with this offering circular. This means that we are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this offering circular.

We incorporate by reference:

•	Our Annual Report on Form 10-K for the year ended May 31, 2005, previously filed with the SEC.

•	Our Quarterly Reports on Form 10-Q for the quarters ended August 31, 2005, November 30, 2005, and February 28, 2006 previously filed with the SEC.

•	Our Current Reports on Form 8-K filed on June 9, 2005, June 14, 2005, June 16, 2005, June 17, 2005, June 23, 2005, June 27, 2005, June 30, 2005, July 1, 2005, July 8, 2005, July 18, 2005, July 19, 2005, August 1, 2005, September 22, 2005, September 30, 2005, November 15, 2005, January 5, 2006, January 24, 2006, February 23, 2006 and April 25, 2006.

MISCELLANEOUS

Neither the Trust nor TXI is aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If the Trust or TXI becomes aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, the Trust and TXI will make a good faith effort to comply with such law. If, after this good faith effort, the Trust and TXI cannot comply with applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Trust Securities residing in such jurisdiction.

Pursuant to Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, the Trust and TXI have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information.”

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE TRUST OR TXI IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUST OR TXI.